Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made between RALPH C. DERRICKSON (“Employee”) and BSQUARE CORPORATION (“BSQUARE” or “Employer”), and is in consideration of their mutual undertakings as set forth in this Agreement.

The purpose of this Agreement is to clearly document the terms and conditions of Employee’s separation from employment with Employer. Therefore, the parties agree as follows:

1.          Separation from Employment: Employee’s last date of employment shall be December 31, 2023 (the “Separation Date”).

2.          Consideration: Assuming Employee signs and does not revoke this Agreement, and complies with the terms of this and any other Agreement with BSQUARE, Employee will receive the following separation benefits: (i) a severance payment of 12 months of Employee’s then-effective annual base salary (currently $345,000); (ii) a severance payment of 100% of Employee’s target bonus (currently $172,500); (iii) $166,543.99 (which constitutes Employee’s 2023 annual performance bonus) tied to the successful consummation of the transactions contemplated by the Merger Agreement dated October 11, 2023, among BSQUARE, Kontron America, Incorporated and Kontron Merger Sub, Inc. (to the extent not already paid to Employee); and (iv) provided that Employee makes timely application for COBRA continuation coverage, Employer will pay the COBRA premiums on Employee’s behalf for 12 months.  Severance pay shall be paid in a lump sum and shall be subject to all standard withholdings and deductions required by law.  The parties agree that the separation benefits described in this Paragraph are designed to aid Employee’s transition to alternative employment, and that the specified benefits do not constitute benefits to which he/she would otherwise be entitled upon separation under existing employee benefit plans provided by Employer or under any pre-existing agreement between the parties.  The parties further agree that Employer shall have no obligation to provide any separation benefit until after the Effective Date, as defined in Paragraph 16 below.

3.          Nonadmission of Liability:  This Agreement shall not be construed as an admission by Employer that it acted wrongfully with respect to Employee. Additionally, this Agreement shall not be construed as an admission by Employee of any misconduct.

4.          Final Pay and Benefits through Separation Date:

4.1          Final Pay:  Unless applicable state law requires earlier payment of final wages, Employer will pay Employee’s regular salary through his/her Separation Date, less applicable taxes and withholdings, on the first regular pay day following the Separation Date.

4.2          PTO Pay:  Unless applicable state law requires earlier payment of accrued but unused PTO remaining as of the Separation Date, such unused PTO will be paid on the first regular pay day following the Separation Date, less applicable taxes and withholdings.

4.3          Benefits:   Employee’s company-paid group health insurance benefits, if any, will continue in full through the end of the calendar month of the Separation Date. Employee’s stock options and other stock awards will vest through Employee’s Separation Date, and Employee will have 90 days from Employee’s Separation Date to exercise any vested but unexercised equity awards.

5.          Post-Separation Benefits Continuation:  Effective the first day of the calendar month beginning after the Separation Date, Employee and/or Employee’s covered spouse and dependents may elect a temporary extension of medical, dental and vision plan coverage at group rates (called “COBRA continuation coverage”). Subject to the last sentence of this Paragraph, Employee and/or Employee’s covered spouse must pay all applicable premiums for that COBRA continuation coverage. Employer will provide Employee and Employee’s covered spouse with a separate notice summarizing their COBRA continuation coverage rights and obligations, as well as an election form. If Employee signs and does not revoke this Agreement, and makes timely application for coverage, Employer will pay the first 12 months of the COBRA premiums.

6.          No Other Compensation; State Unemployment Benefits:  Employee acknowledges that he/she has been paid all other compensation or benefits which Employee might have been owed by Employer, and that Employer is not obligated in any event to pay or provide Employee with any further compensation or benefits of any nature, except as set forth in this Agreement. If Employee files for unemployment compensation benefits, Employer will not contest the unemployment benefits.

7.          Confidentiality:  Employee agrees not to disclose the terms of this Agreement to anyone or to acknowledge its existence to anyone, unless Employee is compelled to do so by law or as provided herein. Employee may disclose the terms of this Agreement only to Employee’s immediate family, Employee’s attorney (if any), and Employee’s accountant or other similar advisor, and Employee shall direct each such person to maintain the confidentiality of the Agreement. Employee may disclose the terms of this Agreement in connection with any charge or complaint filed by Employee with the Equal Employment Opportunity Commission (“EEOC”), Securities Exchange Commission (“SEC”) or any similar federal, state, or local department or agency.

7.1          In recognition of the significant value that BSQUARE places on its Confidential Information, BSQUARE had Employee sign a Proprietary Rights Agreement (“PRA”) when Employee began employment with BSQUARE. In that Agreement, Employee made important promises which remain in effect even after Employee’s departure from BSQUARE, including, without limitation, the following:

•
Employee agreed to preserve the confidentiality of BSQUARE’s “Confidential Information” and to use it only for BSQUARE’s benefit. Confidential Information includes information related to any aspect of BSQUARE’s business (business, technical or otherwise) that is either proprietary (meaning that BSQUARE developed it and owns it) or that is not known by actual or potential competitors. (See Paragraph 1 and sub-parts of the PRA, “Confidentiality Obligations”).

•
Employee agreed not to disclose BSQUARE’s Confidential Information, without permission, and to protect it even from “inadvertent disclosure.”  (See Paragraph 1.1 of the PRA, “Safeguard of Confidential Information”).

•
Employee agreed that, during Employee’s employment and for a period of one year from the separation of Employee’s employment, Employee would not directly or indirectly attempt to induce customers or employees of BSQUARE to cease their relationship with BSQUARE. (See Paragraph 5 of the PRA, “Nonsolicitation”).

7.2          If it comes to BSQUARE’s attention that Employee has disclosed Confidential Information, violated Employee’s non-solicitation obligation, or otherwise violated the PRA, there are legal claims that BSQUARE could assert against Employee. The scope of relief could include a temporary restraining order/permanent injunction preventing Employee from disclosing information, money damages, and reimbursement for our attorneys’ fees and costs. Those claims include:

•	Breach of the Proprietary Rights Agreement.

•	Tortious interference with a business expectancy.

•	Violation of the Uniform Trade Secrets Act.

BSQUARE fully reserves its rights under the contractual arrangements between Employee and BSQUARE as well as any and all common law protections that may be available to BSQUARE.  In addition to the foregoing, in the event Employee violates the PRA, Employer shall not be obligated to provide any further separation benefits as described in Paragraph 2 of this Agreement that would have otherwise become due and owing.

7.3          Employee acknowledges that Employee has received notice of the immunity from liability to which Employee is entitled for the disclosure of confidential information or a trade secret to the government or in a court filing as provided by Federal law, as set forth in Exhibit A.

8.          Release of Claims:  In exchange for the consideration and other benefits contained in this Agreement, which Employee is not otherwise entitled to receive, Employee and Employee’s successors and assigns forever release and discharge Employer, any of Employer’s parent, subsidiary or related companies, any Employer-sponsored employee benefit plans in which Employee participates, and all of their respective officers, directors, trustees, shareholders, agents, employees, employees’ spouses, and all of their successors and assigns (collectively “Releasees”) from any and all claims, actions, causes of action, rights, or damages related in any way to Employee’s employment by Employer or the termination of such employment, including costs and attorneys’ fees (collectively “Claims”) whether known, unknown, or later discovered, arising from any acts or omissions that occurred prior to the date Employee signs this Agreement.

8.1          This release includes but is not limited to: any and all Claims arising under:   (a) any offer, agreement, or expectation of compensation, benefits, stock awards, or specific treatment; (b) any policy, handbook, or practice of providing compensation, benefits, or specific treatment; (c) the Employee Retirement Income Security Act of 1974 (“ERISA”), including but not limited to claims for any deferred compensation, 401K, pension or other ERISA Benefit Plan, except as provided below; (d) any federal, state or local law regarding leaves of absence including the Family Medical Leave Act and the Washington Family Leave Act; (e) any federal, state, local or foreign law relating to employment discrimination, retaliation, or improper treatment (including but not limited to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”),and the Washington Law Against Discrimination); (f) any federal, state, local or foreign law relating to employment, wages, wage payment, meal or rest breaks, or termination rights and/or benefits (including but not limited to any claims under the Washington Minimum Wage Act); and (g) any other basis for legal or equitable relief whether based on express or implied contract, tort, statute, any amendments to such statutes, or other legal or equitable ground (including but not limited to any claim for wrongful discharge, breach of contract, emotional distress, or defamation arising out of employment or otherwise).

8.2          Released Claims do not include: (a) claims for breach or enforcement of this Agreement; (b) claims that arise after execution of this Agreement; (c) entitlement claims under ERISA for vested benefits arising under any applicable ERISA plan; (d) the Employee’s right, if any, to individual conversion privileges under any medical, dental, long term disability, life insurance, and any other welfare program; (e) claims for unemployment insurance benefits; (f) workers’ compensation claims; (g) claims challenging the validity of this Agreement under the ADEA and/or the OWBPA; (h) claims or investigations initiated with the EEOC, SEC or similar local or state agency, provided that Employee releases and waives any right to recover any personal remedy in connection with such proceedings; or (i) any other claims that may not be released under this Agreement in accordance with applicable law.

9.          No Claims; Continuing Rights:  Employee represents that Employee has not filed any Claim with any court or agency against Employer or Releasees concerning Claims released in this Agreement. This Agreement does not prevent Employee from filing or prosecuting a charge with the EEOC, SEC or similar local or state agency with respect to any such Claim or from participating in an investigation or proceeding conducted by the EEOC, SEC or another administrative agency, provided that Employee waives and releases his/her right to recover any form of personal relief from Employer in connection with any such charge or Claim. Employee further represents that Employee has not transferred or assigned, or purported to assign, to any person or entity any Claim, or any portion thereof or interest therein, related in any way to Employer, its officers, employees, or agents. Employee waives any right Employee may have to recover any damages or any other individual relief in any Claim or suit brought by a third-party, like the EEOC or anyone else, except where prohibited by law.

10.          No Representations:  Employee warrants that, except as expressly set forth herein, no representations of any kind or character have been made to Employee by Employer or by any of their agents, representatives, or attorneys to induce the execution of this Agreement.

11.          Voluntary Agreement:  Employee understands and acknowledges the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion or duress, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. Employee acknowledges that Employer advised Employee to consult with legal counsel regarding any and all aspects of this Agreement, and that Employee has availed himself/herself of that opportunity to the extent desired. Employee acknowledges that Employee has carefully read and fully understands all of the provisions of this Agreement and has signed this Agreement only after full reflection and analysis. Employer is giving Employee until December 7, 2023 to decide whether to sign this Agreement.

12.          Employer Property Utilized or Held by Employee:  Employee acknowledges that on or before Employee’s Separation Date, Employee will return to Employer all company and customer owned property in Employee’s possession, specifically including all keys and keycard badges, all company and customer-owned equipment (including laptop and desktop computers, tablets, smartphones, customer devices, etc.), and all company and customer documents, including computer-stored or transmitted information, specifically including all trade secrets, and/or confidential company and customer information.

13.          Non-Disparagement:  Each of the Employee and BSQUARE agree to refrain from any disparagement, defamation, libel, or slander concerning the other party, and agree to refrain from any tortious interference with the contracts and relationships of the other party. This Section shall not in any way prohibit Employee and BSQUARE from making truthful statements in a legal or administrative proceeding, or as otherwise required by law or legal process. Additionally, nothing in this Section or this Agreement shall prevent Employee and BSQUARE from disclosing or discussing conduct that party reasonably believes constitutes illegal discrimination, harassment or retaliation, a wage and hour violation, sexual assault or conduct that is recognized as against a clear mandate of public policy.

14.          Section 409A:  The parties acknowledge and agree that the termination of Employee’s employment contemplated hereunder constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If Employer determines that any cash severance benefits, health continuation coverage, or additional benefits provided under this Agreement shall fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409(a)(1) of the Code. It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Code, and the regulations and other guidance thereunder, to such payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”  However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of section 409A(a)(1) of the Code. Employer may attach conditions to or adjust the amounts paid pursuant to this Paragraph to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Paragraph; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

15.          Consideration Period:  Employee acknowledges being advised that Employee has the right to have an attorney review this Agreement before signing it and that Employee has been given 21 calendar days in which to consider this Agreement.  Employee understands that he/she may elect to sign the Agreement in fewer than 21 calendar days if desired.

16.          Revocation Period:  Employee understands that this Agreement will not be effective for 7 calendar days after it is signed by Employee, and that Employee can revoke this Agreement at any time during that 7 calendar-day period. This Agreement will be effective on the 8th day after it has been signed by Employee (the “Effective Date”).  Employer shall not be obligated to provide the separation benefits described in this Agreement until after Employee has signed and returned the Agreement and the Revocation Period has expired.

17.          Entire Agreement:  This Agreement contains the entire understanding between the Employer and Employee regarding Employee’s separation of employment. This Agreement may not be modified except through another written agreement signed by Employee and Employer.

18.          Miscellaneous:  If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

18.1          This Agreement sets forth the entire understanding between the parties in connection with its subject matter and supersedes all prior written or oral agreements or understandings concerning the subject matter of this Agreement. This Agreement shall not supersede or limit the PRA previously executed by Employee, the terms of which shall remain in full force and effect. Employee acknowledges that in signing this Agreement, Employee has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.

18.2          This Agreement is made and shall be construed and performed under the laws of the State of Washington, with venue in King County. Language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

18.3          This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

BSQUARE Corporation		Employee

/s/ Ted Christiansen		/s/ Ralph C. Derrickson
Ted Christiansen, Secretary		Ralph C. Derrickson

Dated:	December 7, 2023	Dated:	December 7, 2023

Exhibit A

NOTICE OF IMMUNITY FOR CERTAIN CONFIDENTIAL DISCLOSURES
OF TRADE SECRETS

Employee is notified of the following provisions of 18 U.S.C. § 1833(b):

 (1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—

(A) is made—

(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and

(ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.